Exhibit 21.1

LIST OF SUBSIDIARIES

	Jurisdiction of
Name of Subsidiary	Incorporation or Organization	Percentage of Ownership
Golden Sunset Group Limited	Republic of Seychelles	100%
Golden Sunset International Management Limited	Republic of Seychelles	100%
Golden Sunset (Hongkong) Lodging Limited	Hong Kong	100%
Xiao De Tian Xia (Shenzhen) Senior Care Service Management Co., Ltd.	PRC	100%
Shenzhen Golden Sunset Technology Limited	PRC	100%
Xiao De Tian Xia (Tangshan) Senior Care Service Management Co., Ltd.	PRC	60%
Xiao De Tian Xia (Hubei) Senior Care Service Co., Ltd.	PRC	67%
Hunan Xiao De Tian Xia Senior Care Industry Management Co., Ltd.	PRC	Variable interest entity
Hunan Guanzizai Senior Care Services Co. Ltd.	PRC	100% by Hunan Xiao De Tian Xia Senior Care Industry Management Co., Ltd.
Hengyang City Red Sunset Tourism Development Co., Ltd.	PRC	100% by Hunan Xiao De Tian Xia Senior Care Industry Management Co., Ltd.
Beijing Xiao De Tian Xia Senior Care Industry Management Co., Ltd.	PRC	70% by Hunan Xiao De Tian Xia Senior Care Industry Management Co., Ltd.